Filed Pursuant to SEC Rule 424(b)(3)
Registration No. 333-136804

QUADRIGA SUPERFUND, L.P. — SERIES A AND SERIES B SUPPLEMENT
DATED JULY 16, 2008 TO PROSPECTUS DATED MAY 19, 2008

JUNE 2008 PERFORMANCE UPDATE

			Total NAV	NAV per Unit
	June 2008	Year to Date	06/30/08	06/30/08

Series A	7.73%	30.91%	$42,929,309	$1,945.95
Series B	12.54%	46.13%	$58,232,009	$2,593.32

*	All performance is reported net of fees and expenses

Fund results for June 2008:

Equity markets around the globe were hit hard in June as slowing growth and rising unemployment and commodity prices created the perfect recipe for falling equities. Financial sector concerns continued to pressure bank shares, while rising fuel prices hurt airlines, auto makers and industrial producers. Retail stocks also declined as rising commodity prices took a larger portion of consumer’s money. The CAC40 index was hit hard, falling over 10% as housing starts plummeted 21.6% year over year in France. The threat of the ECB raising rates to combat inflation added to the losses. Japanese equities faired slightly better, falling 6% as regional export growth helped stabilize valuations. In the U.S., the Dow Jones reached 18 month lows as nearly all sectors except energy and industrial metals suffered. Short positions in the equity markets produced significant gains.

Severe flooding in the U.S. corn belt caused significant delays in planting progress, sending grain prices soaring in June. U.S. farmers were caught in an awkward position as they struggled to replant and balance diminishing yields against rising input costs of seed, fuel, fertilizer, & pesticides. The potential for losses of this magnitude led corn futures to gains of 20.8%. Soybean plantings came in at 74.5 million acres, up 18% from last year and slightly above expectations. However, with uncertainty surrounding harvested corn acreage, soybeans still gained 16.2% on the month. Inventories were in line with expectations at 676 million bushels, down a startling 38% year over year. This environment led our long positions to an overall gain for this sector.

World energy markets shrugged off a variety of bearish supply and demand inputs to finish sharply higher as geopolitics dominated the price discovery process. Steep equity market declines brought on by poor economic data suggests demand rationing occurring as prices stay at elevated levels. Full scale Israeli military exercises in the Mediterranean combined with its threats to attack if Iran continued with its nuclear program sent the market soaring. Crude oil finished with a 9.8% gain and yet another record close above $139 a barrel. Bad news continued in Nigeria as early month attacks on facilities and labor strife continued to keep supply uncertainty high. The products added 5-13% amid tight supplies as hurricane season looms. Long positions in the energy sector resulted in overall gains.

Other market sectors did not reveal significant trends and did not have a major influence on this month’s overall positive performance.

For the month of June 2008, Series A gained 7.73% and Series B gained 12.54%, net of all fees and expenses.

QUADRIGA SUPERFUND, L.P. — SERIES A
JUNE 2008 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month Ended June 30, 2008)

STATEMENT OF INCOME

June 2008

Investment income, interest	$62,964

Expenses
Management fee	68,130
Ongoing offering expenses	36,827
Operating expenses	5,524
Selling Commissions	147,309
Other expenses	2,696
Incentive fee	1,005,589
Brokerage commissions	69,369

Total expenses	1,335,444

Net investment gain (loss)	(1,272,480)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	3,671,665
Net change in unrealized appreciation (depreciation) on futures and forward contracts	680,508

Net gain(loss) on investments	4,352,173

Net increase(decrease) in net assets from operations	$3,079,693

STATEMENT OF CHANGES IN NET ASSET VALUE

June 2008

Net assets, beginning of period	$40,956,965

Net increase in net assets from operations	3,079,693
Capital share transactions
Issuance of shares	747,904
Redemption of shares	(1,855,254)

Net increase(decrease) in net assets from capital share transactions	(1,107,350)
Net increase(decrease) in net assets	1,972,343

Net assets, end of period	$42,929,308

NAV Per Unit, end of period	$1,945.95

QUADRIGA SUPERFUND, L.P. — SERIES B
JUNE 2008 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month Ended June 30, 2008)

STATEMENT OF INCOME

June 2008

Investment income, interest	$71,748

Expenses
Management fee	93,618
Ongoing offering expenses	50,605
Operating expenses	7,590
Selling Commissions	202,417
Other expenses	2,333
Incentive fee	2,138,912
Brokerage commissions	146,197

Total expenses	2,641,672

Net investment gain(loss)	(2,569,924)

Realized and unrealized gain(loss) on investments
Net realized gain(loss) on futures and forward contracts	6,700,003
Net change in unrealized appreciation (depreciation) on futures and forward contracts	2,358,488

Net gain(loss) on investments	9,058,491

Net increase(decrease) in net assets from operations	$6,488,567

STATEMENT OF CHANGE IN NET ASSET VALUE

June 2008

Net assets, beginning of period	$50,450,175

Net increase(decrease) in net assets from operations	6,488,567
Capital share transactions
Issuance of shares	1,954,835
Redemption of shares	(661,566)

Net increase (decrease) in net assets from capital share transactions	1,293,269
Net increase(decrease) in net assets	7,781,836

Net assets, end of period	$58,232,011

NAV Per Unit, end of period	$2,593.32

TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.

/s/  Nigel James
Nigel James, President
Superfund Capital Management, Inc.
General Partner
Quadriga Superfund, L.P.